Exhibit 1

December 24, 2020

From: Wize Pharma, Inc. (the "Company")

To: The Holders of Warrants in the Signature Page hereto

Re: Voluntary Adjustment

Reference is hereby made to the Series A Warrants issued to you on or about October 24, 2018 (the “Warrants”; unless otherwise defined herein, all terms and conditions used in this letter shall have the meanings assigned to such terms in the Warrants).

In accordance with Section 2 of the Warrants, this is to inform you that, subject to receipt of the requisite consent of the Required Holders, the Company intends to voluntary reduce the current Exercise Price to $0.001 per share for a period of time deemed appropriate by the Board of Directors of the Company (the “Expiration Time”). Following the Expiration Time, the Exercise Price shall revert to its current Exercise Price.

Kindly confirm your consent with the foregoing by counter signing in the next page.

Sincerely,

WIZE PHARMA, INC.

By:	/s/ Noam Danenberg
Name:	Noam Danenberg
Title:	CEO

[Signature Page Follows]

{S2732463; 1}         Phone +972-72-2600536 Email info@wizepharma.com

Fax +972-72-2600537 Website www.wizepharma.com Address: 24 Hanagar St., Hod Hasharon, Israel

IN WITNESS WHEREOF, each of the undersigned hereby consents to the voluntary adjustment described in the enclosed letter.

Dagiel Pekatch		David Ichai

By:	/s/ Dagiel Pekatch	By:	/s/ David Ichai
Name:		Name:
Title:		Title:

Shlomo Ben Nasser		Rimon Gold Assets Ltd

By:	/s/ Shlomo Ben Nasser	By:	/s/ Rimon Gold Assets Ltd
Name:		Name:
Title:		Title:

Moshe Zuk		Yoav Asulin

By:	/s/ Moshe Zuk	By:	/s/ Yoav Asulin
Name:		Name:
Title:		Title:

Jonathan Rubini		Ziv Reznik

By:	/s/ Jonathan Rubini	By:	/s/ Ziv Reznik
Name:		Name:
Title:		Title:

{S2732463; 1}         Phone +972-72-2600536 Email info@wizepharma.com

Fax +972-72-2600537 Website www.wizepharma.com Address: 24 Hanagar St., Hod Hasharon, Israel